Exhibit 99.1
MESSAGE FROM JIM HOLBROOK TO EMAK WORLDWIDE EMPLOYEES
I want to address two things which seem to be on some people’s minds, just so you know what’s going on and what I’m thinking!
First, many of you have asked, “What’s going on with Logistix, SCI, Pop Rocket, and Megaprint?”
We are moving toward a true integration of Logistix UK, Logistix US, Megaprint, SCI, and Pop Rocket – we are forging a single, cohesive entity: Logistix Worldwide. LWW will be a promotional products (2d and 3d) and a services agency, serving multiple regions, with multi-regional clients, specializing in marketing to families.
Why are we doing this? It’s simple: in order to have enough scale, depth of talent, and reach – and to bring our “best practices” to the fore – so we can be attractive and meaningful to big clients. Clients want creativity and reliability, and we can deliver both through a truly integrated agency.
The integration efforts now are underway in earnest. During the transition, there’s bound to be some confusion, and all we can do is ask your patience, your support, and your continuing dedication to doing great work for our clients. In the meantime, if you have ideas and suggestions on how to create an even better agency, my advice is that you speak up and raise the issues, questions, or suggestions with me, Jon Kramer, Duane Johnson, Stefan Schmitz, Jim Papscoe, Vicky Kinasz, Mike Sanders or others in management. Jon will be communicating the plan with everyone as it develops.
This integration effort, difficult though it may be in the near term, is the right thing to do, and it was delayed for too long. Now, however, we’re doing it and we’re persuaded that everyone will benefit.
Now, on to the second current event.
My predecessor as CEO, Don Kurz, has notified us, in a filing with the Securities and Exchange Commission (SEC), that he plans to run an alternative slate of directors for election at our annual shareholders meeting. If he does what he plans, then EMAK’s shareholders will be asked to pick between the slate proposed by the current Board or Don’s alternative candidates. In a very real sense, if Don nominates a slate, shareholders will have an opportunity to choose between a return to Don’s leadership or a continuation of the efforts we have just begun, which we believe will strengthen this business.
You may be asking what this means for you. Well, there’s no doubt: it’s good fodder for your water cooler conversation. This surprising development could create a distraction just as we are beginning to make progress at fixing the problems that festered over several years before I came to EMAK. But, in the near term, the work you’re doing will not change; in fact, nothing can change before the annual meeting in May. In my opinion, the direction EMAK is headed and the things we need to do are pretty clear, regardless of the proxy vote. The EMAK Board is taking this very seriously, as it is committed to getting the most from our great agencies and putting behind us the problems that grew out of our past.
In any case, there are specific SEC guidelines regarding the content of written communication that I am required to follow—as evidenced by the italicized legend at the end of this message. By now you have probably surmised that my communication style is candid and forthright. While there are a variety of topics that I would like to address, I am not permitted to comment further. Suffice it to say that we are taking all of the appropriate actions to do what we feel is in the best interest of our employees, our clients and our shareholders.

I will keep you posted as to any news that I can pass along to you. Additionally, if you receive any outside inquiries concerning this matter, or have questions of your own, please direct them to Lisa Mueller.
EMAK Worldwide, Inc. and its directors, including Barrie P. Berg, Howard D. Bland, Jeffrey S. Deutschman, James L. Holbrook, Jr., Jonathan D. Kaufelt, Alfred E. Osborne, Jr., and Stephen P. Robeck, may be deemed to be participants in the solicitation of proxies from stockholders of EMAK in connection with the election of directors at the 2006 annual meeting of stockholders. EMAK stockholders may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from the proxy statement of EMAK that will be mailed to each stockholder of record on the record date prior to the 2006 annual meeting of stockholders.
EMAK stockholders are strongly advised to read the proxy statement when it is available because it contains important information. EMAK stockholders may obtain a copy of the proxy statement and a white proxy card, and all other relevant documents, for free at the SEC’s website at http://www.sec.gov or by contacting EMAK’s proxy solicitors, MacKenzie Partners, Inc., at 1-800-322-2885 or (212) 929-5500 (collect) or by email at proxy@mackenziepartners.com.

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